Exhibit 99.1

Job Description – Lead Director of the Board

The Lead Director must, at all time, be independent of management of the Company. Independent of management means that the Lead Director is not a member of management and does not have a business or other relationship that could, or could reasonably be perceived to, materially interfere with the Lead Director’s ability to discharge the duties set out herein.

The lead director will facilitate the functioning of the Board independently of management of the Company and provide independent leadership to the Board. The lead director shall have the following responsibilities:

•	provide leadership to ensure that the Board functions independently of management of the Company and other non-independent directors;

•	identifying and addressing any impediments to the Board functioning independently from management of the Company;

•	in the absence of the Chair, act as chair of meetings of the Board;

•	advise the Chair as to the quality, quantity and timeliness of the flow of information from Company management that is necessary for the independent directors to effectively and responsibly perform their duties; although Company management is responsible for the preparation of materials for the Board, the Lead Independent Director may specifically request the inclusion of certain material;

•	as may be required from time to time, consult and meet with any or all of the independent directors, at the discretion of either party and with or without the attendance of the Chair, and represent such directors in discussions with management of the Company on corporate governance issues and other matters;

•	recommend, where necessary, the holding of special meetings of the Board;

•	promote best practices and high standards of corporate governance;

•	to the extent not dealt with by the Nominating Committee, ensuring that there is a regular assessment of the effectiveness of the Board, and its individual members and committees, as well as the performance of the Chief Executive Officer of the Company and that succession planning for the Board and management is in place and is carried out. The Lead Director of the Independent Directors shall be responsible for meeting with the Chief Executive Officer to review his or her performance on an annual basis. The Lead Director shall coordinate this review process with feedback from the Compensation and Nomination Committees of the Board of Directors, as well as from the other Directors;

•	resolve any conflicts with the Chief Executive Officer, or other directors, and coordinating feedback to the Chief Executive Officer on behalf of non-management directors regarding business issues and Board management;

•	act as liaison between members of the Board or management when necessary or appropriate;

•	recommend to the Chairman the retention of advisers and consultants who will report directly and only to the Board of Directors;

•	mentor and counsel new members of the Board